Exhibit (l)

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

July 28, 2004

Evercore Investment Corporation

100 Wilshire Boulevard

Suite 1230

Santa Monica, California 90401

Re:	Evercore Investment Corporation, a Maryland corporation (the “Company”) – Registration Statement on Form N-2 (the “Registration Statement”), as amended (Registration No. 333-114450), pertaining to up to Eighteen Million Four Hundred Thousand (18,400,000) units (“Units”), including the underwriter’s over-allotment option, each Unit consisting of (i) one share, of common stock of the Company, par value one-tenth of one cent ($0.001) per share (“Common Stock”), and (ii) one-fourth (1/4) of a common stock purchase warrant, and which Units in the aggregate consist of (y) Eighteen Million Four Hundred Thousand (18,400,000) shares (the “Shares”) of Common Stock, and (z) common stock purchase warrants (the “Warrants”) to purchase up to Four Million Six Hundred Thousand (4,600,000) shares of Common Stock (the “Warrant Shares”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Units under the Securities Act of 1933, as amended (the “Act”), by the Company on Form N-2, filed with the Securities and Exchange Commission (the “Commission”) on or about April 14, 2004, as amended (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

Evercore Investment Corporation

July 28, 2004

(i)	the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on March 31, 2004, Certificate of Correction filed with the Department on June 21, 2004, and Articles of Amendment and Restatement (the “Articles of Amendment and Restatement”) and Articles Supplementary (“Articles Supplementary”), both of which will be filed with the Department prior to the issuance of the Shares;

(ii)	the Bylaws of the Company, as adopted on April 8, 2004 (the “Original Bylaws”) and the Amended and Restated Bylaws of the Company, such Amended and Restated Bylaws to become effective at the time that the Registration Statement is declared effective by the Securities and Exchange Commission and the Shares are registered under the Securities Act of 1934, as amended and the regulations promulgated thereunder (the “Amended and Restated Bylaws” and together with Original Bylaws, the “Bylaws”);

(iii)	the Action by Written Consent of the Sole Member of the Board of Directors of the Company, dated as of April 8, 2004 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company, or committees thereof, dated as of April 28, 2004 and July 14, 2004 (collectively, the “Existing Directors’ Resolutions”, and together with the Organizational Minutes and the Final Determinations (as hereinafter defined), the “Directors’ Resolutions”);

(v)	a certificate of Austin M. Beutner, the Chairman of the Board of the Company, and James K. Hunt, the Chief Executive Officer and Chief Investment Officer of the Company, of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Original Bylaws and the Directors’ Resolutions are true, correct and complete, and that the Charter, the Original Bylaws and the Directors’ Resolutions have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the authorization for issuance of the Shares and the Warrants, and the approval of the Warrant Agreement;

Evercore Investment Corporation

July 28, 2004

(vi)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

(vii)	the Warrant Agreement by and between the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”);

(viii)	the form of warrant certificate evidencing the Warrants (the “Warrant Certificate”);

(ix)	a status certificate of the Department, dated July 27, 2004, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(x)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinion set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	at all times subsequent to the date hereof and until exercise of the Warrants, the Company will maintain a number of shares of authorized but unissued Common Stock at least equal to the number of Warrant Shares;

Evercore Investment Corporation

July 28, 2004

(e)	prior to issuance of the Shares, the Articles of Amendment and Restatement and Articles Supplementary will be filed with, and accepted for recording by, the Department, the Amended and Restated Bylaws will become effective and the Board of Directors, or a duly appointed committee thereof, will adopt resolutions determining the consideration to be received by the Company therefor and the terms of issuance and sale of the Units, and authorizing the issuance of the Shares and the Warrants in accordance with such determinations (collectively, the “Final Determinations”); and

(f)	the issuance and delivery of the Shares will not constitute a Business Combination with an Interested Stockholder or an Affiliate thereof (all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”)).

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Shares has been generally authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

(3)	The execution and delivery of the Warrant Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company under its Charter and Bylaws and the MGCL.

(4)	The issuance of the Warrants has been generally authorized by all necessary corporate action on the part of the Company and when such Warrants are issued, executed and delivered together with the Shares, as Units, by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors’ Resolutions, such Warrants will be duly issued, executed and delivered.

(5)	The Warrant Shares have been generally authorized and reserved for issuance in accordance with the Directors’ Resolutions and if, as and when the Warrant Shares are issued upon the exercise of the duly issued, executed and delivered Warrants, in exchange for the consideration

Evercore Investment Corporation

July 28, 2004

therefore as provided in and all in accordance with, and subject to, the terms and conditions of the Warrant Certificate relating to such Warrant Shares, such Warrant Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP